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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our reports dated March 17, 1995, which appear in such Prospectus, relating to the financial statements of Assisted Living Concepts Group (which is comprised of Assisted Living Facilities, Inc., a subchapter S Corporation. Madras Elder Care (dba Aspen Court), a general partnership, and Lincoln City Partners, a general partnership) for the eleven months ended November 30, 1994 and the year ended December 31, 1993, and of Assisted Living Concepts, Inc. for the one month period ended December 31, 1994, respectively. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Portland Oregon
May 31, 1996